Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2007, with respect to the consolidated financial statements of Western Sizzlin Corporation and Subsidiaries, contained in the Prospectus (Registration No. 333-163192) of The Steak N Shake Company, filed on March 5, 2010, which is incorporated by reference in this Registration Statement on Form S-4 of Biglari Holdings, Inc.  We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-4 and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Greensboro, North Carolina
April 30, 2010